Exhibit 99.1
Contact: Whirlpool Corporation
Media: Whirlpool Corporation Press Office, 269/923-7405
Media@Whirlpool.com
Financial: Christopher Conley, 269/923-2641
Investor_Relations@Whirlpool.com

WHIRLPOOL CORPORATION REPORTS FIRST-QUARTER 2016 RESULTS
Record Ongoing Operating Profit and EPS
Reaffirms 2016 EPS and FCF Guidance
Announced $1 Billion Share Buyback Program and 11% Dividend Increase

BENTON HARBOR, Mich., April 26, 2016 - Whirlpool Corporation (NYSE: WHR) announced today first-quarter GAAP net earnings of $150 million, or $1.92 per diluted share, compared to $191 million, or $2.38 per diluted share, reported for the same prior-year period. Ongoing business earnings per diluted share(1) totaled a first-quarter record $2.63 compared to $2.14 in the same prior-year period, primarily driven by acquisition synergies, the benefits of cost and capacity-reduction initiatives and ongoing cost productivity.

Net sales in the quarter were $4.6 billion compared to $4.8 billion during the same prior-year period. Excluding the impact of currency, sales increased by 1 percent.

“Our record first-quarter results were in line with our expectations and we completed our existing share repurchase program,” said Jeff M. Fettig, chairman and chief executive officer of Whirlpool Corporation. “We remain confident in our ability to deliver our 2016 guidance as we capitalize on robust demand in the U.S., new product introductions and strong productivity around the globe.”

First-quarter GAAP operating profit totaled $283 million compared to $303 million in the same prior-year period. Record first-quarter ongoing business operating profit(2) totaled $339 million, or approximately 7.3 percent of sales, compared to $318 million, or 6.6 percent of sales, in the same prior-year period. Acquisition synergies, the benefits of cost and capacity-reduction initiatives, and ongoing cost productivity more than offset unfavorable currency and weak emerging market demand.

For the three months ended March 31, 2016, the company reported cash used in operating activities of $(661) million compared to $(569) million in the same prior-year period. Whirlpool Corporation reported free cash flow(3) of $(739) million in the first three months of 2016 compared to $(651) million in the same prior-year period.

OUTLOOK

For the full year 2016, Whirlpool Corporation expects to report GAAP earnings per diluted share of $11.25 to $12.00 and ongoing business earnings per diluted share of $14.00 to $14.75.

2016 EPS Outlook
GAAP Diluted EPS(i)	$11.25 - $12.00
Restructuring Expense	2.50
Combined Acquisition Related Transition Costs	0.32
Legacy Product Warranty and Liability Expense	0.04
Ongoing Business Diluted EPS(i)	$14.00 - $14.75
(i) Diluted EPS available to Whirlpool.

For the full year 2016, the company expects to generate free cash flow(3) of $700 to $800 million. Included in this guidance are acquisition related restructuring cash outlays of up to $200 million, legacy product warranty and liability costs of $155 million and capital spending of $700 to $750 million.

 “Our strategy to create long-term value for our shareholders remains unchanged,” said Fettig. “We remain focused on delivering substantial shareholder value by leveraging our leading brand and product innovation, larger global footprint and best cost structure. In addition to our strong business performance, with our $1 billion share repurchase program and increased dividend we have appropriate flexibility to deliver on our capital allocation priorities.”

FIRST-QUARTER REGIONAL REVIEW

Whirlpool North America

Whirlpool North America reported first-quarter net sales of $2.4 billion, compared to $2.3 billion in the same prior-year period. Excluding the impact of currency, sales increased 5 percent.

The region reported a first-quarter operating profit of $250 million, compared to $276 million in the same prior-year period. Ongoing business segment operating profit(4) totaled a first-quarter record of $253 million, or 10.5 percent of sales, compared to $230 million, or 9.8 percent of sales, in the same prior-year period. Revenue growth and ongoing cost productivity more than offset unfavorable currency.

The company expects full-year 2016 industry unit shipments to increase by 5 - 6 percent.

Whirlpool Europe, Middle East and Africa

Whirlpool Europe, Middle East and Africa reported first-quarter net sales of $1.2 billion, compared to $1.3 billion in the same prior-year period. Excluding the impact of currency, sales decreased 3 percent.

The region reported first-quarter operating profit of $55 million, compared to $17 million in the same prior-year period. Ongoing business segment operating profit(4) totaled $58 million, or 4.9 percent of sales, compared to $35 million, or 2.7 percent of sales, in the same prior-year period. Acquisition synergies and ongoing cost productivity more than offset unfavorable currency and lower unit volumes.

The company expects full-year 2016 industry unit shipments to be flat to up 2 percent.

Whirlpool Latin America

Whirlpool Latin America reported first-quarter net sales of $0.7 billion, compared to $0.9 billion in the same prior-year period. Excluding the impact of currency, sales decreased by 4 percent.

The region reported first-quarter GAAP operating profit of $42 million, or 5.9 percent of sales, compared to $59 million, or 6.6 percent of sales, in the same prior-year period. Improved price/mix and the benefits of cost and capacity-reduction initiatives partially offset unfavorable currency and a weaker demand environment in Brazil.

The company expects full-year 2016 industry unit shipments in Brazil to decrease by 10 percent.

Whirlpool Asia

Whirlpool Asia reported first-quarter net sales of $371 million, compared to $378 million in the same prior-year period. Excluding the impact of currency, sales increased 3 percent.

The region reported a first-quarter GAAP operating profit of $25 million, compared to $24 million in the same prior-year period. Ongoing business segment operating profit(4) totaled $27 million, or 7.3 percent of sales, compared to $26 million, or 6.9 percent of sales, in the same prior-year period, primarily driven by ongoing cost productivity and unit volume growth.

The company expects full-year 2016 industry unit shipments to be flat.

(1) A reconciliation of ongoing business earnings per diluted share, a non-GAAP financial measure, to reported net earnings per diluted share available to Whirlpool and other important information, appears below.
(2) A reconciliation of ongoing business operating profit, a non-GAAP financial measure, to reported operating profit and other important information, appears below.
(3) A reconciliation of free cash flow, a non-GAAP financial measure, to cash provided by (used in) operating activities and other important information, appears below.
(4) A reconciliation of ongoing business segment operating profit (loss), a non-GAAP financial measure, to reported segment operating profit (loss) and other important information, appears below.

FIRST-QUARTER 2016 // PRODUCT LEADERSHIP, INNOVATION AND AWARDS

Whirlpool Corporation is the global home appliance industry leader with deep consumer insights and a strong portfolio of brands worldwide. We offer compelling home solutions both within and beyond our core appliance business, delivering innovation that matters to consumers and positioning our company for continued growth and profitability.

Company Awards & Recognition

•	Fortune Magazine named Whirlpool Corporation as one of the World's Most Admired Companies in 2016 for the sixth consecutive year in the Home Equipment, Furnishings industry.

•
The Environmental Protection Agency (EPA) recognized Whirlpool Corporation with the 2016 ENERGY STAR Partner of the Year - Product Brand Owner Award for outstanding contribution to reducing greenhouse gas emissions by manufacturing energy-efficient kitchen and laundry appliances.

Product Innovation

•	Three KitchenAid brand dishwashers were awarded the top spot as ranked by an industry leading consumer magazine in the United States.

•	Whirlpool brand received nine International Consumer Electronics Show (CES) Innovation Awards.

•	The KitchenAid Torrent Magnetic Drive Blender was chosen by Red Dot as a winner of the "Best of the Best" award for ground-breaking product design.

•	Bauknecht brand PremiumCare washers and dryers received the iF Design Award for Design Excellence.

About Whirlpool Corporation
Whirlpool Corporation (NYSE: WHR) is the number one major appliance manufacturer in the world, with approximately $21 billion in annual sales, 97,000 employees and 70 manufacturing and technology research centers throughout the world in 2015. The company markets Whirlpool, KitchenAid, Maytag, Consul, Brastemp, Amana, Bauknecht, Jenn-Air, Indesit and other major brand names in nearly every country around the world. Additional information about the company can be found at whirlpoolcorp.com, or find us on Twitter at @WhirlpoolCorp.

Whirlpool Additional Information:
This document contains forward-looking statements about Whirlpool Corporation and its consolidated subsidiaries (“Whirlpool”) that speak only as of this date. Whirlpool disclaims any obligation to update these statements. Forward-looking statements in this document may include, but are not limited to, statements regarding expected earnings per share, cash flow, industry unit shipments, productivity and raw material prices. Many risks, contingencies and uncertainties could cause actual results to differ materially from Whirlpool's forward-looking statements. Among these factors are: (1) intense competition in the home appliance industry reflecting the impact of both new and established global competitors, including Asian and European manufacturers; (2) acquisition and investment-related risk, including risk associated with our acquisitions of Hefei Sanyo and Indesit, and risk associated with our increased presence in emerging markets; (3) Whirlpool's ability to continue its relationship with significant trade customers and the ability of these trade customers to maintain or increase market share; (4) risks related to our international operations, including changes in foreign regulations, regulatory compliance and disruptions arising from natural disasters or terrorist attacks; (5) fluctuations in the cost of key materials (including steel, plastic, resins, copper and aluminum) and components and the ability of Whirlpool to offset cost increases; (6) the ability of Whirlpool to manage foreign currency fluctuations; (7) litigation, tax, and legal compliance risk and costs, especially costs which may be materially different from the amount we expect to incur or have accrued for; (8) the effects and costs of governmental investigations or related actions by third parties; (9) changes in the legal and regulatory environment including environmental and health and safety regulations; (10) Whirlpool's ability to maintain its reputation and brand image; (11) the ability of Whirlpool to achieve its business plans, productivity improvements, cost control, price increases, leveraging of its global operating platform, and acceleration of the rate of innovation; (12) information technology system failures and data security breaches; (13) product liability and product recall costs; (14) inventory and other asset risk; (15) the uncertain global economy and changes in economic conditions which affect demand for our products; (16) the ability of suppliers of critical parts, components and manufacturing equipment to deliver sufficient quantities to Whirlpool in a timely and cost-effective manner; (17) our ability to attract, develop and retain executives and other qualified employees; (18) the impact of labor relations; (19) Whirlpool's ability to obtain and protect intellectual property rights; and (20) health care cost trends, regulatory changes and variations between results and estimates that could increase future funding obligations for pension and postretirement benefit plans.

Additional information concerning these and other factors can be found in Whirlpool's filings with the Securities and Exchange Commission, including the most recent annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K.

WHIRLPOOL CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF COMPREHENSIVE INCOME (UNAUDITED)
FOR THE PERIODS ENDED MARCH 31
(Millions of dollars, except share data)

	Three Months Ended
	2016	2015
Net sales	$4,616	$4,846
Expenses
Cost of products sold	3,795	3,993
Gross margin	821	853
Selling, general and administrative	473	498
Intangible amortization	18	19
Restructuring costs	47	33
Operating profit	283	303
Other income (expense)
Interest and sundry income (expense)	(30)	(53)
Interest expense	(38)	(43)
Earnings before income taxes	215	207
Income tax expense	59	9
Net earnings	156	198
Less: Net earnings available to noncontrolling interests	6	7
Net earnings available to Whirlpool	$150	$191
Per share of common stock
Basic net earnings available to Whirlpool	$1.94	$2.42
Diluted net earnings available to Whirlpool	$1.92	$2.38
Dividends declared	$0.90	$0.75
Weighted-average shares outstanding (in millions)
Basic	77.3	78.8
Diluted	78.1	80.0

Comprehensive income (loss)	$312	$(13)

WHIRLPOOL CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(Millions of dollars, except share data)

	March 31, 2016	December 31, 2015
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$699	$772
Accounts receivable, net of allowance of $171 and $160, respectively	2,695	2,530
Inventories	3,096	2,619
Deferred income taxes	452	451
Prepaid and other current assets	952	953
Total current assets	7,894	7,325
Property, net of accumulated depreciation of $6,182 and $5,953, respectively	3,800	3,774
Goodwill	3,054	3,006
Other intangibles, net of accumulated amortization of $342 and $327, respectively	2,697	2,678
Deferred income taxes	1,847	1,850
Other noncurrent assets	380	377
Total assets	$19,672	$19,010
Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$4,286	$4,403
Accrued expenses	701	675
Accrued advertising and promotions	518	706
Employee compensation	474	452
Notes payable	998	20
Current maturities of long-term debt	760	508
Other current liabilities	950	980
Total current liabilities	8,687	7,744
Noncurrent liabilities
Long-term debt	3,251	3,470
Pension benefits	1,010	1,025
Postretirement benefits	347	390
Other noncurrent liabilities	681	707
Total noncurrent liabilities	5,289	5,592
Stockholders’ equity
Common stock, $1 par value, 250 million shares authorized, 111 million shares issued, and 76 million and 77 million shares outstanding, respectively	111	111
Additional paid-in capital	2,645	2,641
Retained earnings	6,803	6,722
Accumulated other comprehensive loss	(2,177)	(2,332)
Treasury stock, 35 million and 33 million shares, respectively	(2,624)	(2,399)
Total Whirlpool stockholders’ equity	4,758	4,743
Noncontrolling interests	938	931
Total stockholders’ equity	5,696	5,674
Total liabilities and stockholders’ equity	$19,672	$19,010

WHIRLPOOL CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE PERIODS ENDED MARCH 31
(Millions of dollars)

	Three Months Ended
	2016	2015
Operating activities
Net earnings	$156	$198
Adjustments to reconcile net earnings to cash provided by (used in) operating activities:
Depreciation and amortization	168	161
Curtailment gain	—	(47)
Changes in assets and liabilities:
Accounts receivable	(107)	58
Inventories	(398)	(394)
Accounts payable	(228)	(285)
Accrued advertising and promotions	(200)	(227)
Accrued expenses and current liabilities	(30)	37
Taxes deferred and payable, net	(21)	(48)
Accrued pension and postretirement benefits	(19)	(17)
Employee compensation	13	(45)
Other	5	40
Cash used in operating activities	(661)	(569)
Investing activities
Capital expenditures	(85)	(126)
Proceeds from sale of assets and business	4	33
Change in restricted cash	3	11
Investment in related businesses	—	(15)
Other	(15)	—
Cash used in investing activities	(93)	(97)
Financing activities
Proceeds from borrowings of long-term debt	—	523
Repayments of long-term debt	(5)	(69)
Net proceeds (repayments) from short-term borrowings	966	(41)
Dividends paid	(69)	(60)
Repurchase of common stock	(225)	—
Common stock issued	3	34
Cash provided by financing activities	670	387
Effect of exchange rate changes on cash and cash equivalents	11	(43)
Decrease in cash and cash equivalents	(73)	(322)
Cash and cash equivalents at beginning of period	772	1,026
Cash and cash equivalents at end of period	$699	$704

SUPPLEMENTAL INFORMATION - CONSOLIDATED FINANCIAL STATEMENTS RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Millions of dollars except per share data)
(Unaudited)

We supplement the reporting of our financial information determined under U.S. generally accepted accounting principles (GAAP) with certain non-GAAP financial measures, some of which we refer to as "ongoing business" measures, including ongoing business operating profit (loss), ongoing business operating margin, earnings before interest and taxes (EBIT), earnings before interest and taxes (EBIT) margin, ongoing business earnings before interest and taxes (EBIT), ongoing business earnings before interest and taxes (EBIT) margin, ongoing business earnings (loss) before income taxes, ongoing business earnings per diluted share, ongoing business segment operating profit (loss), ongoing business segment operating margin, and free cash flow. Ongoing business measures exclude items that may not be indicative of, or are unrelated to, results from our ongoing business operations and provide a better baseline for analyzing trends in our underlying businesses. Management believes that free cash flow provides investors and stockholders with a relevant measure of liquidity and a useful basis for assessing the company's ability to fund its activities and obligations. We believe that these non-GAAP measures provide meaningful information to assist investors and stockholders in understanding our financial results and assessing our prospects for future performance. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. These ongoing business financial measures should not be considered in isolation or as a substitute for reported operating profit (loss), net earnings per diluted share available to Whirlpool, reported operating profit (loss) by segment, and cash provided by (used in) operating activities, the most directly comparable GAAP financial measures. These non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the following reconciliations to corresponding GAAP financial measures, provide a more complete understanding of our business. We strongly encourage investors and stockholders to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

First-Quarter 2015 Ongoing Business Operating Profit, Ongoing Business Earnings Before Interest and Taxes and Ongoing Business Earnings per Diluted Share

The reconciliation provided below reconciles the non-GAAP financial measures ongoing business operating profit, ongoing business earnings before interest and taxes and ongoing business earnings per diluted share, with the most directly comparable GAAP financial measures, operating profit and net earnings per diluted share available to Whirlpool, for the three months ended March 31, 2015. Ongoing business operating margin is calculated by dividing ongoing business operating profit by net sales.

	Three Months Ended
	March 31, 2015
	Operating Profit	Earnings Before Interest & Taxes(5)	Earnings per Diluted Share
Reported GAAP Measure	$303	$250	$2.38
Restructuring Expense(a)	33	33	0.31
Benefit Plan Curtailment Gain(b)	(47)	(47)	(0.44)
Combined Acquisition Related Transition Costs and Inventory Purchase Price Allocation(c)	16	17	0.20
Pension Settlement Charges(d)	12	12	0.12
Antitrust and Dispute Resolutions(e)	—	10	0.09
Normalized Tax Rate Adjustment(f)	—	—	(0.52)
Ongoing Business Measure	$318	$276	$2.14

(5) Earnings Before Interest & Taxes is a non-GAAP measure calculated by adding Interest and sundry income (expense) [approximately $(53) million] and Operating Profit.

First-Quarter 2016 Ongoing Business Operating Profit, Ongoing Business Earnings Before Interest and Taxes and Ongoing Business Earnings per Diluted Share

The reconciliation provided below reconciles the non-GAAP financial measures ongoing business operating profit, ongoing business earnings before interest and taxes and ongoing business earnings per diluted share, with the most directly comparable GAAP financial measures, operating profit and net earnings per diluted share available to Whirlpool, for the three months ended March 31, 2016. Ongoing business operating margin is calculated by dividing ongoing business operating profit by net sales.

	Three Months Ended
	March 31, 2016
	Operating Profit	Earnings Before Interest & Taxes(5)	Earnings per Diluted Share
Reported GAAP Measure	$283	$253	$1.92
Restructuring Expense(a)	47	47	0.47
Acquisition Related Transition Costs(c)	5	5	0.05
Legacy Product Warranty and Liability Expense(g)	4	4	0.04
Normalized Tax Rate Adjustment(f)	—	—	0.15
Ongoing Business Measure	$339	$309	$2.63

(5) Earnings Before Interest & Taxes is a non-GAAP measure calculated by adding Interest and sundry income (expense) [approximately $(30) million] and Operating Profit.

Ongoing Business Segment Operating Profit (Loss)

The reconciliation provided below reconciles the non-GAAP financial measure ongoing business segment operating profit (loss) with the most directly comparable GAAP financial measure, reported segment operating profit (loss), for the three months ended March 31, 2015. Ongoing business segment operating margin is calculated by dividing ongoing business segment operating profit (loss) by segment net sales.

	Three Months Ended
	March 31, 2015
	Segment Operating Profit (Loss)	Restructuring Expense(a)	Benefit Plan Curtailment Gain(b)	Combined Acquisition Related Transition Costs and Inventory Purchase Price Allocation(c)	Pension Settlement Charges(d)	Ongoing Business Segment Operating Profit (Loss)
North America	$276	$—	$(47)	$—	$—	$230
Latin America	59	—	—	—	—	59
EMEA	17	—	—	6	12	35
Asia	24	—	—	2	—	26
Other/Eliminations	(73)	33	—	8	—	(32)
Total Whirlpool Corporation	$303	$33	$(47)	$16	$12	$318

The reconciliation provided below reconciles the non-GAAP financial measure ongoing business segment operating profit (loss) with the most directly comparable GAAP financial measure, reported segment operating profit (loss), for the three months ended March 31, 2016. Ongoing business segment operating margin is calculated by dividing ongoing business segment operating profit (loss) by segment net sales.

	Three Months Ended
	March 31, 2016
	Segment Operating Profit (Loss)	Restructuring Expense(a)	Acquisition Related Transition Costs(c)	Legacy Product Warranty and Liability Expense(g)	Ongoing Business Segment Operating Profit (Loss)
North America	$250	$—	$—	$3	$253
Latin America	42	—	—	—	42
EMEA	55	—	2	1	58
Asia	25	—	2	—	27
Other/Eliminations	(89)	47	1	—	(40)
Total Whirlpool Corporation	$283	$47	$5	$4	$339

Note: numbers may not reconcile due to rounding

Full Year 2015 Ongoing Business Operating Profit, Ongoing Business Earnings Before Interest and Taxes and Ongoing Business Earnings per Diluted Share

The reconciliation provided below reconciles the non-GAAP financial measures ongoing business operating profit, ongoing business earnings before interest and taxes and ongoing business earnings per diluted share, with the most directly comparable GAAP financial measures, operating profit and net earnings per diluted share available to Whirlpool, for the twelve months ended December 31, 2015. Ongoing business operating margin is calculated by dividing ongoing business operating profit by net sales. Ongoing business EBIT margin is calculated by dividing ongoing business EBIT by net sales.

	Twelve Months Ended
	December 31, 2015
	Operating Profit	Earnings Before Interest & Taxes(5)	Earnings per Diluted Share
Reported GAAP Measure	$1,285	$1,196	$9.83
Restructuring Expense(a)	201	201	2.03
Acquisition Related Transition Costs(c)	57	64	0.66
Benefit Plan Curtailment Gain(b)	(62)	(62)	(0.63)
Gain/Expenses Related to a Business Investment(h)	—	(46)	(0.44)
Legacy Product Warranty and Liability Expense(g)	42	42	0.42
Pension Settlement Charges(d)	15	15	0.16
Antitrust and Dispute Resolutions(e)	21	35	0.35
Ongoing Business Measure	$1,559	$1,445	$12.38

(5) Earnings Before Interest & Taxes is a non-GAAP measure calculated by adding Interest and sundry income (expense) [approximately $(89) million] and Operating Profit.

Full Year 2016 Ongoing Business Operating Profit, Ongoing Business Earnings Before Interest and Taxes and Ongoing Business Earnings per Diluted Share

The reconciliation provided below reconciles the non-GAAP financial measures ongoing business operating profit, ongoing business earnings before interest and taxes and ongoing business earnings per diluted share, with the most directly comparable GAAP financial measures, operating profit and net earnings per diluted share available to Whirlpool, for the twelve months ending December 31, 2016. Ongoing business operating margin is calculated by dividing ongoing business operating profit by net sales. Ongoing business EBIT margin is calculated by dividing ongoing business EBIT by net sales.

	Twelve Months Ending
	December 31, 2016
	Operating Profit	Earnings Before Interest & Taxes(5)	Earnings per Diluted Share
Reported GAAP Measure	$ 1,525 - 1,625	$ 1,400 - 1,500	$ 11.25 - 12.00
Restructuring Expense(a)	250	250	2.50
Acquisition Related Transition Costs(c)	32	32	0.32
Legacy Product Warranty and Liability Expense(g)	4	4	0.04
Ongoing Business Measure	$ 1,800 - 1,900	$ 1,675 - 1,775	$ 14.00 - 14.75

(5) Earnings Before Interest & Taxes is a non-GAAP measure calculated by adding Interest and sundry income (expense) [approximately $(125) million] and Operating Profit.

Note: Adjustments are required to calculate full-year 2016 ongoing operating margins for the North America, Latin America, EMEA and Asia regions. The acquisition related transition cost adjustment is expected to have a $29 million impact in the EMEA region and a $2 million impact in the Asia region. The legacy product warranty and liability expense adjustment is expected to have a $3 million impact in the North America region and a $1 million impact in the EMEA region.

Footnotes:

a.
RESTRUCTURING EXPENSE - During the first quarters of 2015 and 2016, we recorded restructuring charges of $33 million and $47 million, respectively. The earnings per diluted share impacts are calculated based on income tax impacts of $8 million and $10 million, respectively. During the full year 2015, we recorded restructuring charges of $201 million. The earnings per diluted share impact is calculated based on an income tax impact of $41 million. For the full year 2016, the company expects to recognize restructuring charges of $250 million. The earnings per diluted share impact is calculated based on an income tax impact of $55 million.

b.
BENEFIT PLAN CURTAILMENT GAIN - During the first quarter of 2015, we recorded a benefit plan curtailment gain of $47 million. The earnings per diluted share impact is calculated based on an income tax impact of $11 million. During the full year 2015, we recorded a benefit plan curtailment gain of $62 million. The earnings per diluted share impact is calculated based on an income tax impact of $13 million.

c.
COMBINED ACQUISITION RELATED TRANSITION COSTS AND INVENTORY PURCHASE PRICE ALLOCATION - During the first quarter of 2015 and 2016, we recognized acquisition related transition costs of $15 million and $5 million, respectively, associated with the acquisition of a majority interest in Hefei Sanyo and the acquisition of Indesit. The earnings per diluted share impacts are calculated based on an income tax impact of $4 million and $1 million. During the first quarter of 2015, we recognized a $2 million inventory purchase price allocation adjustment. The earnings per diluted share impact is calculated based on an income tax impact of $0 million. During the full year 2015, we recognized acquisition related transition costs of $64 million, associated with these acquisitions. The earnings per diluted share impact is calculated based on an income tax impact of $13 million. For the full year 2016, the company expects to recognize acquisition related transition costs of $32 million. The expected earnings per diluted share impact is calculated based on income tax impact of $7 million.

d.
PENSION SETTLEMENT CHARGES - During the first quarter of 2015, the company recognized expenses of $12 million related to an EMEA pension settlement. The earnings per diluted share impact is calculated based on an income tax impact of $3 million. During the full year 2015, the company recognized expenses of $3 million related to a Canadian pension settlement and $12 million related to an EMEA pension settlement. The earnings per diluted share impact is calculated based on an income tax impact of $3 million.

e.
ANTITRUST AND DISPUTE RESOLUTIONS - During the first quarter of 2015, we recognized expenses of approximately $10 million related to antitrust resolutions. The earnings per diluted share impact is calculated based on an income tax impact of $2 million. During the full year 2015, we recognized expenses of $35 million related to antitrust and dispute resolutions. The earnings per diluted share impact is calculated based on an income tax impact of $7 million.

f.
NORMALIZED TAX RATE ADJUSTMENT - During the first quarters of 2015 and 2016, we made adjustments to ongoing business diluted EPS to reconcile specific items reported to anticipated full-year effective tax rates of approximately 24% and 22%, respectively.

g.
LEGACY PRODUCT WARRANTY AND LIABILITY EXPENSE - During the first quarter of 2016, the company recognized expenses of $4 million related to legacy product warranty and liability actions. The earnings per diluted share impact is calculated based on an income tax impact of $1 million. During the full year 2015, we recognized expenses of $39 million related to legacy product warranty and liability actions on heritage Indesit product in Europe and a $3 million charge associated with a separate product recall in North America. The earnings per diluted share impact is calculated based on an income tax impact of $9 million.

h.	GAIN/EXPENSES RELATED TO A BUSINESS INVESTMENT - During the full year 2015, we recognized a gain related to a business investment of $63 million and an expense of $17 million. The earnings per diluted share impact is calculated based on an income tax impact of $13 million.

Free Cash Flow

As defined by the company, free cash flow is cash provided by (used in) operating activities after capital expenditures, proceeds from the sale of assets and businesses and changes in restricted cash. The reconciliation provided below reconciles three months ended March 31, 2016 and 2015 and projected 2016 full-year free cash flow with cash provided by (used in) operating activities, the most directly comparable GAAP financial measure.

	Three Months Ended March 31,
(millions of dollars)	2016	2015	2016 Outlook
Cash Provided by (Used in) Operating Activities	$(661)	$(569)	$1,400 - $1,550
Capital expenditures, proceeds from sale of assets/businesses and change in restricted cash*	(78)	(82)	(700) - (750)
Free Cash Flow	$(739)	$(651)	$700 - $800

*The change in restricted cash relates to the private placement funds paid by Whirlpool to acquire majority control of Hefei Sanyo and which are used to fund capital and technical resources to enhance Whirlpool China’s research and development and working capital.
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